HEI Exhibit 99.1

AMENDMENT 2005-1

TO THE

HAWAIIAN ELECTRIC INDUSTRIES RETIREMENT SAVINGS PLAN

In accordance with Section 8.1 of the Hawaiian Electric Industries Retirement Savings Plan (the “Plan”), the Plan is hereby amended as follows:

1. Effective January 1, 2005, Section 4.2(d) of the Plan (as renumbered by Amendment 2002-1 and as amended by Amendment 2002-2) is further amended to read as follows:

(d) Expenses. To the extent not paid by the Participating Employers, all costs and expenses of the Plan and any taxes assessed against the Plan shall be paid from the Plan. Each Participant may be assessed a recordkeeping fee by the Trustee with respect to his or her overall Account. Other fees and expenses paid from the Plan shall be allocated among Accounts as determined by the Administrative Committee, which shall have the authority, in its discretion, to cause fees and expenses that are properly allocable to particular, individual Accounts to be charged directly to such Accounts and to cause fees and expenses that are not so allocable to be allocated among all Accounts in a reasonable manner determined by the Administrative Committee. The Administrative Committee shall maintain and make available, or ensure that the Trustee maintains and makes available, a current fee schedule for routine fees and expenses that the Administrative Committee has determined to be directly chargeable to the Accounts of particular Participants and Beneficiaries; provided, however, that the Administrative Committee may cause specific expenses to be allocated directly to one or more particular Accounts if the Administrative Committee determines that such allocation is reasonable and appropriate under applicable law and administrative guidance, even if such expenses are not listed on the fee schedule.

2. Effective March 28, 2005, Section 6.1 of the Plan is amended by adding the following new paragraph after the first paragraph thereof:

In the event of an automatic, involuntary cashout distribution greater than $1,000 but not greater than $5,000 in accordance with the provisions of this Section, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to have the distribution made directly to the Participant, then the distribution will be paid in a direct rollover to an individual retirement plan designated by the Plan Administrator in accordance with Section 401(a)(31)(B) of the Code and section 2550.404a-2 of the

Department of Labor Regulations. This automatic rollover rule shall not apply if the Participant makes an election as to the manner in which his or her distribution is to be paid.

3. Section 6.1 of the Plan is amended by deleting the fourth numbered subparagraph in the second paragraph and replacing the first sentence following the numbered subparagraphs with the following:

Notwithstanding any provision of the Plan to the contrary, benefits shall be distributed in accordance with Section 401(a)(9) of the Code, including the incidental death benefit requirement of Section 401(a)(9)(G) and Sections 1.401(a)(9)-1 through 1.401(a)(9)-9 of the Treasury Regulations. This Section 6.1 is not intended to permit any Participant or Beneficiary to defer payment of benefits beyond the latest time such payment is to be made under Section 6.2 or 6.3 of the Plan or to receive benefits in any form not otherwise permitted under Section 6.2, 6.3, or 6.4 of the Plan (unless such payment is required to comply with the Code and Regulations).

4. Effective for Participants with required beginning dates on or after April 1, 2005, and for partial withdrawals requested on or after July 1, 2005, Section 6.2 of the Plan is amended by replacing the period at the end of the second bulleted item with “, and” and adding the following immediately thereafter:

•	Periodic payments of required minimum distributions only, commencing upon the Participant’s required beginning date and continuing until the Participant’s Account balance has been fully distributed to the Participant in accordance with this Section or to the Participant’s Beneficiary in accordance with Section 6.3, and determined and paid in accordance with Appendix B. A Participant who has elected to receive his or her benefits in the form of periodic payments for required minimum distributions may elect to receive a single sum distribution of his or her remaining vested Account balance (reduced by any outstanding loan balance) at any time; and

•	A partial withdrawal of any portion of the Participant’s vested Account balance (reduced by any outstanding loan balance) as elected by the Participant. A Participant may elect a partial withdrawal no more than once in any Plan Year. The remainder of the Participant’s vested Account balance shall remain in the Plan subject to the terms and conditions hereof.

5. Effective for distributions in 2005 and subsequent Plan Years, Section 6.3 of the Plan is amended by restating the first paragraph thereof to read as follows:

If a Participant dies prior to distribution of the Participant’s total vested Account balance, such Participant’s designated Beneficiary shall be entitled to receive the Participant’s remaining Account balance (reduced by any outstanding loans) as a death benefit. Death benefits may, at the election of the Beneficiary, be paid as soon as administratively feasible following the Participant’s death and shall be paid in full by the end of the year which contains the fifth anniversary of the Participant’s death. Death benefits shall be paid in a single sum distribution, except that (i) to the extent, if any, that required minimum distributions are required to be made to the Beneficiary between the date of the Participant’s death and the time at which the remaining Account balance is required to be distributed pursuant to the preceding sentence (or, if earlier, the date on which the Beneficiary elects to receive a single sum distribution), such required minimum distributions shall be made in accordance with Appendix B; and (ii) subject to the requirements of Appendix B, the Beneficiary may elect (or, if distributions to the Participant previously commenced, may continue to receive) installment payments with respect to HEISOP subaccounts only, as described in Section 6.5. Appendix A, to the extent still effective, shall also apply to death benefits.

6. Effective July 1, 2005, Section 6.4 of the Plan is amended by adding the following new subsection at the end thereof:

(c) Partial Withdrawals for Participants Who Have Reached Age 59 ½. A Participant who has attained age 59 ½ may at any time request (on a form approved by the Administrative Committee) a withdrawal of all or any part of the Participant’s vested Account balance (reduced by any outstanding loan balance). Only one such withdrawal shall be permitted for any Plan Year. Any such withdrawal will be processed as soon as administratively feasible.

7. Effective July 1, 2005, Section 4.3 of the Plan is amended by restating subsection (f)(vii) to read as follows:

(vii) Interest Rates. The interest rate charged for Plan loans made during any calendar month shall be one percentage point above the prime rate of interest, as reported in the Wall Street Journal, as of the last working day of the month preceding the month in which the loan is made. The Administrative Committee shall have the authority to revise the interest rate applicable to Plan loans in its discretion, in which event the interest rate so determined by the Administrative Committee shall apply to all Plan loans made thereafter in lieu of the interest rate set forth herein.

8. The following new Appendix B is added at the end of the Plan document:

APPENDIX B

MINIMUM DISTRIBUTION REQUIREMENTS.

Section 1. General Rules

1.1. Effective Date. The provisions of this Appendix B will apply for purposes of determining required minimum distributions for calendar years beginning with the 2003 calendar year.

1.2. Precedence. The requirements of this Appendix B will take precedence over any inconsistent provisions of the Plan.

1.3. Requirements of Treasury Regulations Incorporated. All distributions required under this Appendix B will be determined and made in accordance with the Treasury regulations under Section 401(a)(9) of the Internal Revenue Code.

Section 2. Time and Manner of Distribution

2.1. Required Beginning Date. The Participant’s entire interest will be distributed, or begin to be distributed, to the Participant no later than the Participant’s required beginning date.

2.2. Death of Participant Before Distributions Begin. If the Participant dies before distributions begin, the Participant’s entire interest will be distributed to the Beneficiary by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

2.3. Forms of Distribution. Distribution of a Participant’s entire interest remaining on the Participant’s required beginning date will be made in accordance with Sections 3 and 4 of this Appendix B.

Section 3. Required Minimum Distributions During Participant’s Lifetime.

3.1. Amount of Required Minimum Distribution For Each Distribution Calendar Year. During the Participant’s lifetime, the minimum amount that will be distributed for each distribution calendar year is the lesser of:

(a) the quotient obtained by dividing the Participant’s account balance by the distribution period in the Uniform Lifetime Table set forth in Section 1.401(a)(9)-9 of the Treasury

Regulations, using the Participant’s age as of the Participant’s birthday in the distribution calendar year; or

(b) if the Participant’s sole designated beneficiary for the distribution calendar year is the Participant’s spouse, the quotient obtained by dividing the Participant’s account balance by the number in the Joint and Last Survivor Table set forth in Section 1.401(a)(9)-9 of the Treasury Regulations, using the Participant’s and spouse’s attained ages as of the Participant’s and spouse’s birthdays in the distribution calendar year.

3.2. Lifetime Required Minimum Distributions Continue Through Year of Participant’s Death. Required minimum distributions will be determined under this Section 3 beginning with the first distribution calendar year and up to and including the distribution calendar year that includes the Participant’s date of death

Section 4. Required Minimum Distributions After Participant’s Death.

4.1. Death On or After Date Distributions Begin.

(a) Participant Survived by Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the longer of the remaining life expectancy of the Participant or the remaining life expectancy of the Participant’s designated beneficiary, determined as follows:

(1) The Participant’s remaining life expectancy is calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

(2) If the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, the remaining life expectancy of the surviving spouse is calculated for each distribution calendar year after the year of the Participant’s death using the surviving spouse’s age as of the spouse’s birthday in that year. For distribution calendar years after the year of the surviving spouse’s death, the remaining life expectancy of the surviving spouse is calculated using the age of the surviving spouse as of the spouse’s birthday in the calendar year of the spouse’s death, reduced by one for each subsequent calendar year.

(3) If the Participant’s surviving spouse is not the Participant’s sole designated Beneficiary, the designated

Beneficiary’s remaining life expectancy is calculated using the age of the Beneficiary in the year following the year of the Participant’s death, reduced by one for each subsequent year.

(b) No Designated Beneficiary. If the Participant dies on or after the date distributions begin and there is no designated Beneficiary as of September 30 of the year after the year of the Participant’s death, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the Participant’s remaining life expectancy calculated using the age of the Participant in the year of death, reduced by one for each subsequent year.

4.2. Death Before Date Distributions Begin.

(a) Participant Survived by Designated Beneficiary. If the Participant dies before the date distributions begin and there is a designated Beneficiary, the minimum amount that will be distributed for each distribution calendar year after the year of the Participant’s death is the quotient obtained by dividing the Participant’s Account balance by the remaining life expectancy of the Participant’s designated beneficiary, determined as provided in Section 4.1.

(b) No Designated Beneficiary. If the Participant dies before the date distributions begin and there is no designated Beneficiary as of September 30 of the year following the year of the Participant’s death, distribution of the Participant’s entire interest will be completed by December 31 of the calendar year containing the fifth anniversary of the Participant’s death.

(c) Death of Surviving Spouse Before Distributions to Surviving Spouse Are Required to Begin. If the Participant dies before the date distributions begin, the Participant’s surviving spouse is the Participant’s sole designated Beneficiary, and the surviving spouse dies before distributions are required to begin to the surviving spouse under Section 2.2(a), this Section 4.2 will apply as if the surviving spouse were the participant.

4.3 Full Distribution Required by End of Fifth Year After Death. This Section 4 establishes the minimum amount that must be distributed for each distribution calendar year after the year of the Participant’s death, but shall not permit any Beneficiary to retain an Account in the Plan after the date on which distribution is required under Section 6.3 of the Plan document.

Section 5. Definitions.

5.1. Designated Beneficiary. The individual who is designated as the beneficiary under Section 6.3 of the Plan and is the designated beneficiary under Section 401(a)(9) of the Internal Revenue Code and Section 1.401(a)(9)-1, Q&A-4, of the Treasury regulations.

5.2. Distribution calendar year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first distribution calendar year is the calendar year immediately preceding the calendar year which contains the Participant’s required beginning date. For distributions beginning after the Participant’s death, the first distribution calendar year is the calendar year in which distributions are required to begin under Section 2.2. The required minimum distribution for the Participant’s first distribution calendar year will be made on or before the Participant’s required beginning date. The required minimum distribution for other distribution calendar years, including the required minimum distribution for the distribution calendar year in which the Participant’s required beginning date occurs, will be made on or before December 31 of that distribution calendar year.

5.3. Life expectancy. Life expectancy as computed by use of the Single Life Table in Section 1.401(a)(9)-9 of the Treasury regulations.

5.4. Participant’s account balance. The account balance as of the last valuation date in the calendar year immediately preceding the distribution calendar year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The account balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the distribution calendar year if distributed or transferred in the valuation calendar year.

5.5 Required beginning date. The date specified in Section 6.1 of the Plan.

TO RECORD the adoption of these amendments to the Plan, the Hawaiian Electric Industries, Inc. Pension Investment Committee has caused this document to be executed this 28th day of June, 2005.

HAWAIIAN ELECTRIC INDUSTRIES, INC. PENSION INVESTMENT COMMITTEE

By	/s/ Patricia U. Wong
	Its member	Patricia Uyehara Wong
VP Administration & Corporate Secretary

By	/s/ Eric K. Yeaman
	Its member	Eric K. Yeaman
Finance, Treasurer & Chief Financial Officer